Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-1

Invizyne Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock (2)	Rule 457(o)	2,156,250	$8.00	17,250,000	$0.0001476	$2,546.10
Fees to be Paid	Equity	Long Term Investor Right (6)	Rule 457(g)	2,156,250	$-	$-	$-	$-
Fees to be Paid	Equity	Common Stock (7)	Rule 457(g)	2,156,250	$-	$-	$-	$-
Fees to Be Paid	Equity	Underwriter’s Warrant (3)	Rule 457(g)	-	$-	$-	$-	$-
Fees to Be Paid	Equity	Common stock underlying underwriter’s warrant (4)	Rule 457(o)	172,500	$10.00	$1,725,000	$0.0001476	254,61
Fees to Be Paid	Equity	Common Stock of Selling Stockholder (5)	Rule 457(o)	4,013,769	$8.00	32,110,152	$0.0001476	$4,739.46
	Total Offering Amounts					$51,085,152		$7,540.17
	Total Fees Previously Paid							$8,168.76
	Total Fee Offsets (Overpayment)							$628.59
	Net Additional Fee Due							$-0-

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of Common Stock as may be issued or issuable because of stock splits, stock dividends and similar transactions. All share numbers have been adjusted for the stock dividend declared February 7, 2024 and the two into one reverse split filed on October 3, 2024, and the reduction in the size of the offering to a primary offering of 1,875,000 shares of Common Stock, plus an overallotment of up to 281,250 shares of Common Stock and removal of shares of Common Stock to be issued on an outstanding SAFE after the consummation of the offering.

(2)	Represents 1,875,000 shares of Common Stock, plus an overallotment of up to 281,250 shares of Common Stock, that may be issued in the initial public offering upon exercise of the underwriter over-allotment option.

(3)	Represents the underwriter’s warrant to purchase up to 172,500 shares of Common Stock, equal to 8% of the shares of Common Stock issued in the offering, including the shares of Common Stock that may be issued in exercise of the over-allotment option.

(4)	Represents shares of Common Stock underlying the underwriter’s warrant to purchase up to 172,500 shares of Common Stock.

(5)	Represents shares of Common Stock held by the Selling Stockholder, including 3,808,476 shares of Common Stock that are issued and outstanding, and 205,293 shares of Common Stock that may be issued on exercise of an outstanding warrant to purchase shares of Common Stock.

(6)	Represents and registers the non-transferable Long Term Investor Right, a right being issued in connection with the shares of Common Stock being issued in the initial public offering of Common Stock by the Registrant, as more fully described under “Description of Capital Stock – Long Term Investor Right to Receive Additional Shares” The Long Term Investor Right is for no additional consideration. The number of Long Term Investor Rights reflects the reduction in the amount of shares of Common Stock being offered, as reflected in Amendment #5 to registration statement and the two into one reverse split filed on October 3, 2024.

(7)	Includes up to 2,156,250 shares of Common Stock that may be issued in connection with the non-transferable Long Term Investor Rights described under “Description of Capital Stock – Long Term Investor Right to Receive Additional Shares” that may be issued for no additional consideration, two years from the closing date of the initial public offering. The number of Long Term Investor Rights reflects the reduction in the amount of shares of Common Stock being offered, as reflected in Amendment #5 to registration statement and the two into one reverse split filed on October 3, 2024.